                                                This filing is made pursuant to
                                                Rule 424(b)(3) under the
                                                Securities Act of 1933 in
                                                connection with Registration
                                                No. 333-41989


                        8,219,623 SHARES OF COMMON STOCK

                                     [LOGO]

                          FPA MEDICAL MANAGEMENT, INC.

    In accordance with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus may be used in connection with offerings of FPA Medical Management, Inc. (the "Company" or "FPA") common stock, par value $.002 per share (the "Common Stock"). This Prospectus relates to the resale by the holders thereof (the "Selling Stockholders") of up to 8,219,623 shares of Common Stock. Certain of the shares of Common Stock were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings.

    The Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific number of Common Stock to be sold, the respective purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a prospectus supplement. The Selling Stockholders and any broker, dealer, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company has agreed to bear substantially all expenses of registration of the Common Stock under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

    The Common Stock is traded on the Nasdaq National Market under the symbol "FPAM." On December 19, 1997, the last reported sale price of the Common Stock was $20 13/16 per share.

                                ----------------

          SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF
            CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                          INVESTORS IN THE SECURITIES.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 23, 1997.

                              AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet Web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company filed with the Commission (File No. 0-24276) are incorporated herein by reference:

        1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A filed with the Commission on April 29, 1997.

        2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

        3. FPA's Current Report on Form 8-K dated March 17, 1997 filed with the Commission on May 16, 1997, as amended by Form 8-K/A filed with the Commission on May 30, 1997.

        4. FPA's Current Report on Form 8-K dated July 31, 1997 filed with the Commission on July 31, 1997, amended by Form 8-K/A filed with the Commission on October 10, 1997.

        5. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997.

        6. The audited combined balance sheets of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and Affiliates as of June 30, 1995 and 1996 and the related combined statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended June 30, 1996 contained in FPA's Registration Statement on Form S-4 dated February 13, 1997.

        7. The Pro Forma Condensed Consolidated Financial Statements (Unaudited) of FPA as of June 30, 1997 contained in FPA's Registration Statement on Form S-4 dated October 10, 1997.

        8. FPA's Quarterly Report on From 10-Q for the quarter ended September 30, 1997 filed with the Commission on November 14, 1997.

        9. FPA's Current Report on Form 8-K dated December 9, 1997 filed with the Commission on December 10, 1997.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement included in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS SO INCORPORATED. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE COMPANY AT 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 453-1000).

                                ----------------

    PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FPA does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. See "Risk Factors" for information that should be carefully considered by prospective investors. Unless the context otherwise requires, as used herein, the term "FPA" or the "Company" refers collectively to FPA Medical Management, Inc. and its respective subsidiaries and affiliates.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders..................   8,219,623
Common Stock outstanding (1)......................................  41,395,955
Nasdaq National Market symbol.....................................   FPAM

----------

(1) As of December 8, 1997 (including Common Stock offered hereby and excludes shares of Common Stock issuable upon exercise of stock options and other warrants and 3,107,900 shares issuable upon conversion of FPA's 6-1/2% Convertible Subordinated Debentures due 2001 (the "Debentures").

                              PLAN OF DISTRIBUTION

    The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made in the over-the-counter market or in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing price. The Common Stock may be sold directly to purchasers or to or through underwriters, agents or broker-dealers by one or more methods. Any underwriters, broker-dealers or agents may receive compensation in form of commission, discounts or concessions from the Selling Stockholders and/or the purchasers or such shares for which such underwriters, broker-dealers or agents may act as agents or to whom they sell as principals, or both (which compensation as to a particular underwriter, broker-dealer or agent will be negotiated prior to the sale and may be in excess of customary compensation). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 5 of this Prospectus for a discussion of certain factors related to the Company and the Common Stock offered hereby.

                                   THE COMPANY

    FPA is a national physician practice management company which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. The Company provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly risk-sharing fixed capitation payments pursuant to Payor contracts. The Company's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.

                               RECENT DEVELOPMENTS

    On October 13, 1997, FPA completed its acquisition of Health Partners, Inc. ("Health Partners") in a stock-for-stock merger accounted for as a pooling of interests in which 5,227,273 shares of Common Stock were issued in exchange for all outstanding shares and options of Health Partners. Health Partners is affiliated with eight physician group practices and six IPAs representing 1,722 physicians in five geographic markets including the New York City metropolitan area, northern Virginia, Washington D.C., northern Kentucky and San Antonio, Texas, currently serve approximately 138,000 patients under capitated or global fee arrangements.

    On November 19, 1997, FPA entered into a Stock Purchase Agreement with Avanti Corporate Health Systems, Inc. ("ACHS") to acquire all the outstanding shares of capital stock of Avanti Health Systems of Texas, Inc. ("Avanti") for consideration consisting of cash and Common Stock (such number of shares of Common Stock being subject to adjustment based on the closing price of the Common Stock prior to closing). The consummation of the transaction is subject to receipt of all necessary regulatory approvals and other customary closing conditions. The Stock Purchase Agreement may be terminated by either of the parties if the transaction is not completed by December 31, 1997. In conjunction with the Stock Purchase Agreement, FPA and NYLCare Health Plans, Inc. have agreed to enter into a national payor agreement as of the closing of the transaction. Avanti manages the University Medical Group clinics located at 20 sites in Dallas and Houston, Texas which serve approximately 50,000 NYLCare members.

    On November 26, 1997, FPA completed its acquisition of Cornerstone Physicians Corporation ("Cornerstone") in a stock-for-stock merger accounted for as a pooling of interests.

                                  RISK FACTORS

    In addition to other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Common Stock offered hereby. All information contained herein includes the financial results of AHI Healthcare Systems, Inc. ("AHI"), HealthCap, Inc., Axminster Medical Group, Inc. and Health Partners, Inc., for all periods from the effective dates of their respective mergers with the Company, all of which were accounted for as poolings of interests.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS; EXPANDED SERVICE
OFFERING

    Over the last three years, the Company has pursued an aggressive growth strategy. The Company's growth has been achieved primarily through acquisitions, several of which have been completed or become subject to a binding agreement during the last six months. See "Recent Developments." Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. The Company intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which include management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

    Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "--Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuations and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

    The Company is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to the Company's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may involve the issuance of additional shares of Common Stock, which could have a dilutive effect on the Company's earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on the Company's future operating results.

    The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the Company. Furthermore, new acquisitions may expose FPA's subsidiaries and affiliated professional corporations (the "Professional Corporations"), other providers of medical services, health maintenance organizations ("HMOs") and other prepaid health insurance plans (HMOs and prepaid health insurance plans are together referred to as "Payors") with which FPA has a relationship (collectively, the "FPA Network") to new Payors and providers with which they have had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect the Company's operating results.

    In addition, as a result of the recent acquisition of Sterling Healthcare Group, Inc. ("Sterling") and related businesses, FPA manages and supports hospital-based emergency departments. The addition of these services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's operations and services.

RISKS OF FINANCIAL LEVERAGE

    FPA's indebtedness is significant in relation to its stockholders' equity. Giving effect to amounts drawn down under FPA's $275 million Credit Agreement (including the term loan) with BankBoston, N.A., as Administrative Agent for the lenders parties thereto dated June 30, 1997 (the "Credit Agreement") and the issuance of the Debentures in December 1996, such debt accounts for approximately 169% of FPA's total capitalization as of September 30, 1997.
While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

GROWTH STRATEGY; DIFFICULTY IN MAINTAINING GROWTH

    The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliates is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

RISKS RELATED TO GOODWILL AND INTANGIBLE ASSETS

    As a result of FPA's various acquisition transactions, goodwill and intangible assets of approximately $408 million have been recorded as of September 30, 1997 on FPA's balance sheet. Such goodwill and intangible assets totaled approximately 256% of FPA's stockholders' equity as of September 30, 1997. Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such goodwill and intangible assets will be approximately $14.7 million per year. Further acquisitions that result in the recognition of additional goodwill and intangible assets would cause amortization expense to further increase. A portion of the amortization generated by this goodwill and intangible assets is not deductible for tax purposes.

    At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the specific underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the recorded value of such intangible assets will be realized by FPA. In the past, FPA has recorded charges for impairment of goodwill and intangible assets, including (i) in 1995, $434,000 related to the sale and closing of primary care centers and (ii) in 1996, $4.1 million relating to a 1995 acquisition in Arizona (as a result of continuing losses in the acquired entity) and $14.8 million related to certain emergency room contracts (which were terminated after acquisition of the contracting entity). Although at September 30, 1997, the net unamortized balance of goodwill and intangible assets acquired was not considered to be impaired, any future determination, based on reevaluation of the underlying facts and circumstances, that a significant impairment has occurred would require the write-off of the impaired portion of unamortized goodwill and intangible assets, which could have a material adverse effect on the Company's business and results of operations.

DIFFICULTY IN CONTROLLING HEALTH CARE COSTS; CAPITATED NATURE OF REVENUE

    Agreements with Payors typically provide for the Professional Corporations or certain subsidiaries of FPA to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees require more specialty care than anticipated or have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specified level (generally $1 million), at which point the risk of loss returns to the Company. In California only, stoploss insurance protection thresholds are $125,000 for inpatient services. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable stoploss attachment points in the future.

RISKS RELATED TO FULL RISK CAPITATION

    Under capitation contracts generally, Professional Corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under Payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 16.2% and 16.3% of FPA's total operating revenue for the year ended December 31, 1996 and the nine months ended
September 30, 1997, respectively, was generated from contracts in which the subsidiaries and Professional Corporations accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations or (ii) the subsidiaries and Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

RISKS RELATED TO FEE-FOR-SERVICE CONTRACTS

    Sterling provides physician practice management services to hospitals under two types of contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenues are derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, Payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, Payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

DEPENDENCE ON GOVERNMENTAL AND OTHER THIRD PARTY PAYORS

    As a result of the Sterling acquisition, a significant portion of FPA's operating revenue is derived from payments made by government-sponsored health care programs as well as from other third party payors. For the year ended December 31, 1996 and the nine months ended September 30, 1997, approximately 39% and 32%, respectively, of FPA's revenues were derived from government payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. The Balanced Budget Act of 1997, which became effective October 1, 1997, includes, among other matters, Medicare and Medicaid reform legislation. The Medicare legislation will, among other things, (i) reduce Medicare payments to managed care plans and alter the payment structure; (ii) require managed care plans to make medically necessary care available 24 hours a day; (iii) prohibit plans from restricting providers advice about medical care or treatment ("gag clauses"); (iv) eliminate the 50/50 enrollment rule and replace it with enhanced quality and outcome measures; (v) authorize provider-sponsored organizations to contract directly with Medicare; and (vi) establish a medical savings account demonstration project. The Medicaid legislation will, among other things, (i) enable states to require Medicaid beneficiaries to enroll in managed care plans without receiving federal waivers; (ii) repeal the 75/25 enrollment rule and replace it with quality assurance standards; (iii) ban "gag clauses"; and (iv) provide states with greater discretion to set reimbursement rates. FPA cannot predict the effect that this legislation or current and future proposals regarding government funded programs would have on its operations. Additionally, Resource

Based Relative Value Scale ("RBRVS"), a system of reimbursement intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and was phased in over a four-year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of FPA.

RELIANCE ON CERTAIN PAYORS

    For the year ended December 31, 1994, CareAmerica of Southern California, Inc. ("CareAmerica") accounted for 9.7% of FPA's operating revenue. For the year ended December 31, 1995, Foundation Health Systems, Inc. ("Foundation") accounted for 21.8% of FPA's operating revenue. For the year ended December 31, 1996, Foundation and PCA Qualicare accounted for 13.3% and 9.3%, respectively, of FPA's operating revenue. For the nine months ended September 30, 1997, Foundation and PCA Qualicare accounted for 17.1% and 15.1%, respectively, of FPA's operating revenue.

TERMINABILITY OF PAYOR CONTRACTS

    Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the healthcare industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA.

    As of September 30, 1997, approximately 34% of FPA's membership is pursuant to Payor agreements with Foundation. The terms of these Payor agreements are thirty years with automatic five-year renewal periods. These agreements commit certain FPA subsidiaries and Professional Corporations to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including in the event of a material breach or a violation of applicable laws, rules or regulations. A significant modification to or termination of such agreements would have a material adverse effect on FPA's results of operations.

DEPENDENCE ON PRIMARY CARE PHYSICIANS AND EMERGENCY MEDICINE PHYSICIANS

    Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of healthcare providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's ability to add new and retain existing hospital clients.

    On December 5, 1996, the Thomas-Davis Medical Centers, P.C. ("TDMC") physicians located in Tucson, Arizona (the "petitioners") voted to be represented by the Federation of Physicians and Dentists (the "Union"). On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. On September 24, 1997, a District Court Judge for the United States District Court for the District of Arizona granted a temporary injunction and ordered, among other things, FPA and TDMC to recognize the Union as the exclusive bargaining agent for the petitioners and to cease from making unilateral changes in the terms and conditions of employment, and upon request of the Union, to recognize and bargain in good faith with the Union as the exclusive collective bargaining agent of the petitioners concerning wages, hours and other terms and conditions of employment. TDMC and the Union commenced bargaining on October 1, 1997. TDMC and FPA are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations and financial condition.

RISKS RELATED TO CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS

    FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from the Company's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA will be materially and adversely affected and FPA may be subject to retroactive taxes and penalties.

STATE LAWS REGARDING PROHIBITION OF CORPORATE PRACTICE OF MEDICINE

    In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to FPA's Consolidated Financial Statements incorporated by reference herein, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations whose operations FPA consolidates. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in states in which it operates as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications may be required, which could have an adverse effect on FPA's business and results of operations.

    Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTHCARE REFORM

    Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in healthcare spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to healthcare providers. Any plan to control healthcare costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

    In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations, such as FPA, to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

POSSIBLE NEGATIVE EFFECTS OF GOVERNMENTAL REGULATIONS

    The healthcare industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, healthcare reforms may expand existing anti-kickback and anti-referral laws to apply to all healthcare payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect healthcare provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

    Furthermore, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

    Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

    Although under the laws of most states the business of insurance generally is defined to include acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has determined that physician management companies like the Company must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA.

    In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

    The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements among health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. The Model Act does not carry the force of law unless it is adopted by state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act or any other act adopted by NAIC if it is adopted in any state in which the Company does business or the effect such compliance could have on FPA's operations.

ANTITRUST REGULATION

    FPA's affiliated IPAs and Professional Corporations are separate legal entities due to legal and regulatory requirements; if they are deemed to be competitors in specified markets, they may be subject to various laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. Alternatively, if FPA's affiliated IPAs and Professional Corporations, although separate entities, are deemed to be part of a single entity or system, they may be subject to laws that prohibit anti-competitive combinations or activities if the number of affiliated physicians in specified markets exceeds certain thresholds. The Company believes that it is in compliance with the antitrust laws, but there can be no assurance that the Company's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as the Company grows and matures and as further regulations are promulgated and interpretations thereof issued.

COMPETITIVE MARKET FORCES

    The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid healthcare plans because of healthcare reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

    In addition, as a result of consolidation among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporation or FPA subsidiary. If Payors negotiate cost reductions with such Professional Corporations or subsidiaries or eliminate shared risk arrangements in which the Professional Corporations or subsidiaries are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

POTENTIAL LIABILITIES

    In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. The Company and certain of its subsidiaries have been named as a party in such suits and claims and will likely be named as a party in similar suits and claims in the future. FPA and its subsidiaries maintain an errors and omissions policy relating to their utilization review activities and FPA is included as a named insured on the policies of the Professional Corporations. There can be no assurance that insurance coverage for lawsuits brought or which may be brought against FPA will be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient, and, if insufficient, that such suits or claims will not have a material adverse effect on the Company's financial condition and results of operations. Further, FPA could be held liable for the negligence of a contracted healthcare professional if such healthcare professional were regarded as an employee or agent of FPA in the practice of medicine. The Texas legislature has enacted legislation effective September 1, 1997 which provides that a health insurance carrier, health maintenance organization or managed care entity has the duty to exercise ordinary care when making healthcare treatment decisions and is liable for damages for harm to an insured or enrollee proximately caused by its failure to exercise such ordinary care or proximately caused by treatment decisions made by its employees, agents, ostensible agents or representatives acting on its behalf and over whom it exercises influence or control. Given the recent enactment of this legislation and the lack of judicial interpretation thereof, FPA cannot assess the impact this legislation may have on its operations in Texas; however, if the legislation is utilized by patients to bring successful malpractice actions against managed care entities such as FPA, the cost of providing healthcare as well as the cost of insurance coverage against such actions could increase, which could have an adverse impact on FPA's results of operations. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

    An increasing number of healthcare providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the healthcare provider or other entity) to assert the rights of the government by initiating a qui tam action against a healthcare provider or other entity if such person has or purports to have information that the healthcare provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be given that such action would not have a material adverse effect on FPA and its operations.

    AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Discovery is ongoing and a June 1998 trial date has been established. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect.

FLUCTUATIONS IN QUARTERLY RESULTS

    FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by certain FPA subsidiaries and the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, these subsidiaries, Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that these subsidiaries, Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in the Company's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price for the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

    Recently, there has been significant volatility in the market prices of securities of companies in the healthcare industry, including the price of Common Stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in Common Stock and general economic and market conditions, may influence the trading price of Common Stock. Accordingly, there can be no assurance as to the price at which Common Stock will trade in the future.

DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT CONTRACTS

    FPA is dependent upon the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss to FPA of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.

RISKS OF DILUTION; ADDITIONAL CAPITAL NEEDS

    FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of Common Stock, or securities convertible into or exercisable for the purchase of Common Stock, as consideration. The issuance of additional shares of Common Stock may have a dilutive effect on the net tangible book value or earnings per share of FPA following such issuance.

    FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA common stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA common stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Further, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of FPA common stock. As of December 8, 1997, 41,395,955 shares of Common Stock are issued and outstanding. In addition, as of December 8, 1997, the Company had outstanding options to purchase 7,995,495 shares of Common Stock, warrants to purchase 532,163 shares of Common Stock and 3,107,900 shares of FPA common stock are issuable upon conversion of the Debentures. The Company has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144. The Company does not believe a registration statement regarding such shares will need to be filed.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

    FPA's Certificate of Incorporation, as amended, and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the Board of Directors without the approval of the stockholders to issue shares of Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding Common Stock. There are no shares of Preferred Stock presently outstanding and FPA has no present plans to issue any shares of Preferred Stock.

    Under the Credit Agreement, FPA may not enter into any merger or consolidation arrangement or purchase any securities of or any assets constituting a business unit of another person except, among other things, for Permitted Acquisitions (as defined in the Credit Agreement). These provisions could serve to impede or prevent a change of control of FPA or have a depressive effect on FPA's stock price.

                                 USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sales of the Common Stock offered hereby.

                                 DIVIDEND POLICY

    The Company declared no cash dividends on the Common Stock during 1995, 1996 and 1997 to date. The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends (including under the Credit Agreement and the Debentures) and other relevant factors.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 98,000,000 shares of Common Stock, $.002 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. As of December 5, 1997, there were 41,350,138 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

    Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any agreement governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

    Holders of Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

    The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then-prevailing market price. See "Risk Factors -- Anti-Takeover Effect of Certain Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware Corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    The Company's Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

    The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law.

    In addition, the Company has entered into agreements (the "Indemnification Agreements") with certain of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to cover each director and officer in the event the Company purchases and maintains insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by each director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

    To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

                              SELLING STOCKHOLDERS

    The following table shows the names of the Selling Stockholders and the number of shares of Common Stock owned by them and to be sold under this Prospectus as of the date of this Prospectus.

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------
Oxford Health Plans, Inc.(1)                           2,090,109        5.1%       2,090,109
WellPoint Development Company, Inc.(1)                 1,467,501        3.6        1,467,501
Charles G. Berg(1)                                       327,995         *           327,995
Steven Wiggins(1)                                        211,232         *           211,232
Charles D. Phillips(1)                                    35,336         *            35,336
Paul Conlin(1)                                            27,812         *            27,812
Bahman Bandari, M.D.(2)                                   43,852         *            43,852
Jarvis Gatlin, M.D.(2)                                    43,852         *            43,852
Stanley Golden, M.D.(2)                                   43,852         *            43,852
Kenneth Ho, M.D.(2)                                       43,852         *            43,852
Raymond Jing, M.D.(2)                                     43,852         *            43,852
Christopher Meilleur, M.D.(2)                             43,852         *            43,852
Rosa Rodriguez-Funes, M.D.(2)                             43,852         *            43,852
Elizabeth DiFiori, M.D.(2)                                43,852         *            43,852
Max Shapiro, M.D.(2)                                      43,852         *            43,852
Huey-Jer Su, M.D.(2)                                      43,852         *            43,852
Spencer Wenger, M.D.(2)                                   43,852         *            43,852
Patrick D. Barron(3)                                     335,663         *           335,663
Cathryn E. Barron as trustee u/a datd May 28,             18,648         *            18,648
1997 fbo Christine E. Barron
Cathryn E. Barron as trustee u/a datd May 28,             18,648         *            18,648
1997 fbo Michelle C. Barron

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------

A. Nathaniel Goldhaber(4)                                     37          *               37
AAFES 401(H) Plan by Abbott Capital
Management, L.P. as Investment Manager(4)                    100          *              100
Accel Internet/Strategic Technology Fund L.P.(4)          29,424          *           29,424
Accel Investors '96 L.P.(4)                               13,078          *           13,078
Accel Keiretsu V L.P.(4)                                   4,360          *            4,360
Accel V L.P.(4)                                          219,597          *          219,597
Alan K. Jacobs, M.D.(4)                                    2,391          *            2,391
Alan R. Hoops(4)                                           1,925          *            1,925
Alan Rogers, M.D.(4)                                         192          *              192
Alan W. Crites(4)                                          1,961          *            1,961
Alexander M. Seaver(4)                                     1,996          *            1,996
Allan M. Wolfe(4)                                             38          *               38
Allen Family Trust dtd 10/13/81(4)                           567          *              567
Andrea A. Billante(4)                                        188          *              188
Andrew Alcon(4)                                              372          *              372
Andrew Roediger(4)                                           107          *              107
Ann Stone(4)                                               2,695          *            2,695
Anne Francoeur, M.B.A.(4)                                    192          *              192
Arnold L. Oronsky(4)                                       1,857          *            1,857
Asch Family Trust(4)                                         700          *              700
Ashtree Corporation(4)                                     2,800          *            2,800
BankAmerica Capital Corporation(4)                         5,976          *            5,976
Bankers Trust Company as Trustee for the Hughes
  Aircraft Company Master Retirement Trust(4)              7,968          *            7,968
Benedict A. Itri(4)                                           36          *               36
Bonnie Holmes(4)                                             400          *              400
BP America Inc. Retirement Trust(4)                        5,976          *            5,976
Bradley R. Kent(4)                                           464          *              464
Brant Heise(4)                                               231          *              231
Brinson Trust Company as Trustee of the Brinson
  Map Venture Capital Fund III(4)                            993          *              993
Brinson Venture Partnership Fund III, L.P.(4)              3,987          *            3,987
Brody Family Trust U/D/T 8/15/86(4)                          284          *              284
C. Allen Batts(4)                                             37          *               37
C. Craig Carlson(4)                                        3,850          *            3,850
California State Teachers' Retirement System(4)           29,879          *           29,879
Carbel N.V.(4)                                             1,992          *            1,992
Charles D. Birmingham(4)                                  73,001          *           73,001
Charles S. and Nan Y. Strauch Living
  Trust dtd 10/26/82(4)                                      283          *              283
Charles Scott Gibson Living Trust UA 2/20/91(4)              284          *              284

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------
Church Pension Group(4)                                   27,717          *           27,717
Computrol Limited, BVI(4)                                  1,848          *            1,848
Craig Suwinski(4)                                            231          *              231
Crosspoint Associates (1996)(4)                           62,095          *           62,095
Crosspoint Venture Partners  (1993)(4)                    70,000          *           70,000
Crossroads Capital IV Venture Capital Fund(4)              3,695          *            3,695
Crossroads Constitution Limited Partnership(4)            14,782          *           14,782
Cynthia Brown(4)                                             385          *              385
Cynthia Ringo(4)                                              38          *               38
Dan Klesken(4)                                               219          *              219
Daniel Murphy(4)                                             386          *              386
Davenport Family Trust UTA dtd 12/3/86(4)                    284          *              284
David Bellet(4)                                              308          *              308
David E. Stenmark(4)                                         350          *              350
David Hetz(4)                                                438          *              438
David I. Fuente(4)                                           567          *              567
David L. Goldsmith(4)                                        107          *              107
Dean Serra(4)                                              7,700          *            7,700
Dench Living Trust dtd 6/16/94(4)                            652          *              652
Dennis Ojanpera(4)                                           770          *              770
Diane Sneeden(4)                                             142          *              142
DMK Family Partners, Ltd.(4)                               1,749          *            1,749
Douglas C. Moore(4)                                          274          *              274
Douglas Metz(4)                                               36          *               36
Edward S. Murachver and Enette S. Murachver, JTWROS(4)     1,749          *            1,749
Ellen Eichler, M.D.(4)                                       192          *              192
Ellmore C. Patterson Partners (4)                          5,992          *            5,992
Employees' Retirement System of the County of
 Milwaukee(4)                                                996          *              996
F. Duffield Meyercord(4)                                      36          *               36
F. Warren Hellman and Patricia Christina Hellman,
 Trustees of the Hellman Family Revocable Trust,
 Dated December 17, 1984, as the same has been
 and may be amended(4)                                     1,992          *            1,992
Farah H. Champsi(4)                                          326          *              326
Fell & Nicholson Companies(4)                                425          *              425
Fidelity Trust Company Ltd. Rubric: "ORIOL"(4)             5,976          *            5,976
Frank W. Birnie(4)                                           776          *              776
George A. Needham(4)                                         425          *              425
George R. Hecht(4)                                         1,743          *            1,743
German Lasala, M.D.(4)                                       192          *              192
Glen Fredenberg(4)                                         1,155          *            1,155
H. Berry Cash(4)                                           1,598          *            1,598

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------
Hancock Venture Partners IV - Partnership Fund L.P.(4)    10,956          *           10,956
Heimbuck Family Trust dtd 8/13/85(4)                         284          *              284
Holder Family Trust dtd 1/29/85(4)                           284          *              284
Horsley Bridge Fund II, L.P.(4)                           18,478          *           18,478
Horsley Bridge Fund III, L.P.(4)                          25,869          *           25,869
Howard Brown, M.D.(4)                                        192          *              192
Howard S. Flagg(4)                                            37          *               37
IBM Retirement Plan Trust(4)                              18,478          *           18,478
Iowa Public Employees Retirement System(4)                19,920          *           19,920
J. Leonard Lichtenfeld(4)                                  6,341          *            6,341
James F. Willenborg(4)                                        38          *               38
James F. Willenborg(4)                                       283          *              283
James R. Boyed, M.D.(4)                                      500          *              500
Jason S. Asch and Gail Krugman Asch, Trustees
  Asch Family Trust(4)                                       700          *              700
Jeffrey M. Nash(4)                                           284          *              284
Jillian Cole(4)                                               38          *               38
Joan C. Sivley(4)                                         13,999          *           13,999
Joel Moncivaiz(4)                                                         *
John (Jack) Corcoran, M.D.(4)                              1,161          *            1,161
John Breese Mumford and Christine Joyce Mumford
  Trusts, U/D/T dtd 10/13/83(4)                           14,107          *           14,107
John Friedman(4)                                           1,400          *            1,400
John Fuchs(4)                                                 38          *               38
John G. McDonald(4)                                          205          *              205
John G. Toms(4)                                              350          *              350
John Keating(4)                                              382          *              382
John Larson(4)                                               205          *              205
John R. Seitz(4)                                         145,601          *          145,601
John Shaner, M.D.(4)                                         308          *              308
Joseph Firmage(4)                                             38          *               38
Joseph R. Bona, M.D.(4)                                      350          *              350
Judith Savage(4)                                           7,700          *            7,700
Julia Cyburt(4)                                              616          *              616
KANE & Co./Sears Pension Fund(4)                           3,695          *            3,695
Karl Burns(4)                                                 77          *               77
KEL Enterprises, Ltd.(4)                                     567          *              567
Kemper Technology fund(4)                                  7,391          *            7,391
Ken Fitzsimmons(4)                                           776          *              776
Kenneth and Roberta Eldred Revocable Trust,
  U/A dtd 1/28/83(4)                                         567          *              567
Kenneth C. Gardner(4)                                         37          *               37
Kimberly A. Stickney(4)                                    1,992          *            1,992
Larry Levey(4)                                               115          *              115

                                                           NUMBER OF SHARES
                                                             BENEFICIALLY
                                                                 OWNED             NUMBER OF
                                                        -----------------------      SHARES
                   NAME                                  NUMBER        PERCENT       OFFERED
                   ----                                 ---------     ---------    ----------
Larry W. Weprin and Meryl J. Weprin(4)                        700          *              700
Larry Weprin, M.D.(4)                                         233          *              233
Leeway & Co.(4)                                            71,813          *           71,813
Leon Leach(4)                                              21,805          *           21,805
Liberty Insurance Corporation(4)                              598          *              598
Liberty Life Assurance of Boston(4)                         1,195          *            1,195
Liberty Mutual Fire Insurance Company(4)                      996          *              996
Liberty Mutual Insurance Company(4)                         7,171          *            7,171
Limit & Co.(4)                                             19,920          *           19,920
Louisiana State Employees' Retirement System(4)            11,087          *           11,087
Luis Aguilar, M.D.(4)                                         192          *              192
M.C. Partners II, C.V.(4)                                   7,391          *            7,391
Mark Begelman(4)                                               37          *               37
Mark Simon(4)                                                 326          *              326
Mary Hudson(4)                                                 30          *               30
Matthews Family Revocable Trust dtd 10/19/93(4)               142          *              142
Medical Specialists, Inc.(4)                                1,925          *            1,925
Mellon Bank N.A. as Trustee for NYNEX Master Pension
  Trust as Directed by John Hancock Venture Partners(4)     9,960          *            9,960
Mellon Bank N.A. as Trustee of the General Motors Corp.
  Master Trust - Hourly Rated Employees Pension Plan
  as Directed by Brinson Partners, Inc.(4)                 15,687          *           15,687
Mellon Bank N.A. as Trustee of the General Motors Corp.
  Master Trust - Salaried Employees Non-Contributory
  Retirement Plan as Directed by Brinson
  Partners, Inc.(4)                                        14,193          *           14,193
Mellon Trust as Trustee for GMI/DRI Investment Trust(4)     3,984          *            3,984
Melvin Hector, M.D.(4)                                        192          *              192
Michael Dell(4)                                             1,134          *            1,134
Michael Fuchs, M.D.(4)                                        192          *              192
Michael G. McCaffery(4)                                     1,934          *            1,934
Michael J. Stark(4)                                           310          *              310
Milder Community Property Trust dtd 11/7/91(4)             16,258          *           16,258
Mildor Group, B.V.(4)                                       1,992          *            1,992
Misha Petkevich(4)                                            764          *              764
Mitchell Parker, M.D.(4)                                      192          *              192
Mumford Special Trust #1 dtd 12/17/87(4)                      608          *              608
Mumford Special Trust #2 dtd 12/17/87(4)                      608          *              608
Mumford Special Trust #3 dtd 12/17/87(4)                      609          *              609
Mumford Special Trust #4 dtd 12/17/87(4)                      609          *              609
Nancy J. Simons(4)                                            350          *              350
Neil Sandler(4)                                               776          *              776
New Mexico State Investment Council(4)                      1,992          *            1,992

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------
Nicholas L. Gault(4)                                          37          *               37
Northern Trust Company as Trustee for the
  Illinois Municipal Retirement Fund, by Abbott
  Capital Management, L.P. as Investment Manager(4)        5,976          *            5,976
NYNEX Master Pension Trust(4)                             11,087          *           11,087
Orange County Employees Retirement System(4)               2,390          *            2,390
Pantheon USA Fund Limited(4)                               5,976          *            5,976
Patricia Hennessey(4)                                         38          *               38
Patrick O'Connor(4)                                           77          *               77
Paul Slivon(4)                                                72          *               72
Perry Kalis, M.D.(4)                                         462          *              462
Peter J. Carr(4)                                           2,800          *            2,800
Peter Lindner, M.D.(4)                                       192          *              192
Philip T. Gianos(4)                                        2,228          *            2,228
Phillip E. Solomon(4)                                     10,780          *           10,780
Phoenix Home Life Mutual Insurance Company(4)              9,960          *            9,960
Phoenix Home Life Mutual Insurance Company
  Employee Pension Plan Trust(4)                             996          *              996
Rector and Visitors of The University of Virginia(4)       7,391          *            7,391
Retirement Annuity Plan for Employees of the Army
  and Air Force Exchange Service Trust by Abbott
  Capital Management, L.P. as Investment Manager(4)          996          *              996
Rich Shapero(4)                                           13,215          *           13,215
Richard C. Edwards(4)                                        107          *              107
Richard Cameron(4)                                           115          *              115
Richard I. Keeler Revocable Trust Restated dtd 7/19/94,
  As May Be Amended(4)                                       284          *              284
Richard M. Lucas Cancer Foundation(4)                        996          *              996
Richard Tompkins, M.D.(4)                                 21,490          *           21,490
Robert A. Hoff(4)                                         16,116          *           16,116
Robert C. Hawk(4)                                             36          *               36
Robert Grady(4)                                              219          *              219
Robert Johnson, M.D.(4)                                      394          *              394
Robert Leff, M.D.(4)                                         192          *              192
Robert Lending, M.D.(4)                                    1,002          *            1,002
Robert Linden(4)                                          11,777          *           11,777
Robert Nowlin(4)                                             326          *              326
Robert R. Momsen(4)                                        3,082          *            3,082
Robert W. Johnson Revocable Trust dtd 8/13/92(4)             567          *              567
Robertson Stephens & Co.(4)                                  155          *              155
Robin Kirk, Ph.D.(4)                                         350          *              350
Ron Simmons, Trustee, Simmons Family Trust(4)                700          *              700

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY
                                                                OWNED             NUMBER OF
                                                       -----------------------      SHARES
                   NAME                                 NUMBER        PERCENT       OFFERED
                   ----                                ---------     ---------    ----------
Ronald M. Lott(4)                                            284          *              284
Roxanne Cooley(4)                                             58          *               58
Sadrudin J. Kabani(4)                                      1,540          *            1,540
Sanford Robertson(4)                                       1,934          *            1,934
Scinet Development & Holdings, Inc.(4)                       996          *              996
Seth Neiman(4)                                                36          *               36
Seymour F. Kaufman(4)                                        438          *              438
Sheldon Asher(4)                                             142          *              142
Sheryl Eramo(4)                                               15          *               15
Sheryl Skolnick(4)                                            72          *               72
Siebel Living Trust(4)                                       283          *              283
St. Paul Fire and Marine Insurance Company(4)              9,960          *            9,960
State Universities Retirement System (Illinois)(4)         2,988          *            2,988
Stephanie C. Ronson and Christopher N. Ronson as
  Joint Tenants with rights of survivorship(4)               996          *              996
Stradling, Yocca, Carlson & Rauth Profit Sharing Plan(4)     567                         567
Stuart Stangeland(4)                                         115          *              115
The Jay D. Glass Trust dated February 7, 1996(4)           7,700          *            7,700
The Regents of the University of California(4)            33,862          *           33,862
The Regents of the University of Michigan(4)               9,960          *            9,960
Thomas Hodapp(4)                                           1,353          *            1,353
Thomas R. Testman and Jacqueline F. Testman,
  Trustees of the Testman Trust, UDT dated 7/27/82(4)      7,700          *            7,700
Thomas W. Ford(4)                                          1,992          *            1,992
University of Washington(4)                                5,976          *            5,976
Valley View Capital Corporation Retirement Savings
  Trust(4)                                                   308          *              308
Virginia Retirement System(4)                             39,838          *           39,838
W. Scott Hedrick(4)                                        3,187          *            3,187
W. Stephen Holmes III(4)                                     400          *              400
Wallace R. Hawley(4)                                       2,629          *            2,629
Walter G. Kortschak(4)                                        36          *               36
Wayne McCauley(4)                                          7,769          *            7,769
William L. Kale(4)                                           350          *              350
William Oates, M.D.(4)                                       192          *              192
William P. Cargile(4)                                      1,525          *            1,525
William Wisialowski(4)                                     1,162          *            1,162
WS Investment Company 93C(4)                                 198          *              198
Yale University(4)                                        27,716          *           27,716
YMCA Retirement Fund(4)                                   11,087          *           11,087
Avanti Corporate Health Systems, Inc.(5)               1,687,500        4.1        1,687,500


------------

* Less than one percent.

(1) Indicates a Selling Stockholder who is or was an officer and/or director ant/or other affiliate of Health Partners, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.

(2) Indicates a Selling Stockholder who is or was an officer and/or director and/or other affiliate of Axminster Medical Group, Inc., which may be deemed to be an affiliate of the Company under the Securities Act.

(3) Indicates a Selling Stockholder who is or was an officer and/or director and/or other affiliate of Emergency Medical Care Incorporated, which may be deemed to be an affiliate of the Company under the Securities Act.

(4) Indicates a Selling Stockholder who is or was an officer and/or director and/or other affiliate of Cornerstone Physicians Corporation, which may be deemed to be an affiliate of the Company under the Securities Act.

(5) Prior to sale, the shares may be transferred to NYLCare Health Plans, Inc. ("NYLCare"), the direct parent company of ACHS or to New York Life Insurance Company ("NYL"), the ultimate parent company of ACHS, and if so transferred, the selling stockholder will be NYLCare or NYL, as applicable.

    None of the Selling Stockholders listed above, except where noted, had any position, office or material relationship within the past three years with the Company or any of its affiliates.

                              PLAN OF DISTRIBUTION

    The Common Stock may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors-in-interest. The Common Stock may be sold directly to purchasers or through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Common Stock may be deemed to be "underwriters", and any profits on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Common Stock may be sold by one or more of the following methods, without limitation: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) an exchange distribution in accordance with the rules of such exchange; (v) face-to-face transactions between sellers and purchasers without a broker-dealer; (vi) through the writing of options; (vii) to underwriters who will acquire the Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time); and (viii) other. At any time a particular offer of the Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock. The Selling Stockholders may also pledge the Common Stock registered hereunder to a broker-dealer and upon default under such pledge the broker-dealer may effect sales of the Common Stock pledged pursuant to this Prospectus. In addition, the Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

    There is no assurance that any Selling Stockholder will sell any or all of the Common Stock offered by it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Common Stock by other means not described herein. Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

    The Company will not receive any of the proceeds of the sale of the Common Stock offered hereby. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Pursuant to agreements between the Company and certain of the Selling Stockholders, the Company and certain of the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    Certain legal matters related to the validity of the Common Stock offered hereby will be passed upon by James A. Lebovitz, Esq., Senior Vice President, General Counsel and Secretary of FPA, San Diego, California.

                                     EXPERTS

    The consolidated financial statements of FPA incorporated in this Prospectus by reference from FPA's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The Consolidated Financial Statements of FPA incorporated in this Prospectus by reference from FPA's Current Report on Form 8-K dated July 31, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Supplemental Consolidated Financial Statements of FPA incorporated in this Prospectus by reference from FPA's Current Report on Form 8-K dated November 9, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1996 and the year then ended incorporated in this Prospectus by reference from FPA's Current Report on Form 8-K dated March 17, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the consolidated financial statements of FPA for such periods, which statements appear in the Current Reports on Form 8-K filed on December
10, 1997, July 31, 1997 and May 30, 1997, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports therein and incorporated herein by reference, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, incorporated in this Prospectus by reference from FPA's Registration Statement on Form S-4 filed on February 13, 1997 have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report which is incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report incorporated herein by reference.

================================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information ......................................................  2

Incorporation of Certain Information by Reference ..........................  2

Prospectus Summary .........................................................  4

Risk Factors ...............................................................  5

Use of Proceeds ............................................................ 15

Dividend Policy ............................................................ 15

Description of Capital Stock ............................................... 16

Selling Stockholders ....................................................... 18

Plan of Distribution ....................................................... 25

Legal Matters .............................................................. 26

Experts .................................................................... 26

                                     [LOGO]


                                   FPA MEDICAL
                                MANAGEMENT, INC.

                                8,219,623 SHARES
                                 OF COMMON STOCK


                                 ---------------
                                   PROSPECTUS
                                 ---------------


                               December 23, 1997

================================================================================